Jetronic Industries Signs Definitive Agreement to Acquire New Bastion Development, Inc.

FORT LAUDERDALE, Fla., Nov. 24 -- Jetronic Industries, Inc. ("Jetronic") (OTC Bulletin Board: JETO - News) announced that it has entered into a Definitive Share Exchange Agreement to acquire New Bastion Development, Inc. ("New Bastion").

Pursuant to the Share Exchange Agreement, Jetronic shall acquire all of the outstanding capital stock of New Bastion in exchange for Jetronic’s common stock, par value $0.10 per share. The aggregate consideration for the Transaction will consist solely of Jetronic common stock. Upon completion of the Transaction, the capitalization of Jetronic shall consist of 19,476,946 shares of common stock outstanding, of which Jetronic’s shareholders shall retain approximately 9,587,500 shares of common stock, and New Bastion’s shareholders shall retain approximately 9,889,446 shares of common stock. New Bastion shall cancel all of the 15,750,000 shares of Jetronic common stock that was previously issued to New Bastion by Jetronic. New Bastion’s shareholders holding the 550 shares of Series A Convertible Preferred Stock shall retain such shares until such time that Jetronic’s capital structure will enable it to issue 550 shares of comparable preferred stock. The Transaction will be structured so as to qualify as a tax-free exchange under Section 368 of the Internal Revenue Code of 1986, as amended.

The closing of the Transaction is scheduled for December 18, 2008, but remains subject to the conditions described in the Share Exchange Agreement, and it is anticipated that at that time, the Company will change its name to New Bastion Development, Inc.

New Bastion (www.newbastiondevelopment.com) is a development stage company that was formed for the purpose of exploiting local real estate opportunities in the Panama City Beach/Marianna, Florida area where a new international airport is being built on 4,000 acres of land donated by the St. Joe Company (NYSE:  JOE). Construction of the new airport is currently three months ahead of schedule (www.newpcairport.com) and is expected to be operational by May 2010.  It is anticipated that the new airport will create a significant number of jobs and economic opportunity in the region.

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Potential investors should independently investigate and fully understand all risks before making investment decisions.

Contact:  Rick Esquivel, Draco Financial (407) 475-0788